     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 2000.
                                                 REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                               PHARMACOPEIA, INC.
             (Exact name of registrant as specified in its charter)
               DELAWARE                                          33-0557266
     (State or other jurisdiction                             (I.R.S. Employer
  of incorporation or organization)                          Identification No.)
                                     CN 5350
                        PRINCETON, NEW JERSEY 08543-5340
                                 (609) 452-3600
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            JOSEPH A. MOLLICA, PH.D.
                        CHAIRMAN OF THE BOARD, PRESIDENT
                           AND CHIEF EXECUTIVE OFFICER
                               PHARMACOPEIA, INC.
                                     CN 5350
                            PRINCETON, NJ 08543-5340
                                 (609) 452-3600
     (Name, address including zip code, and telephone number, including area code, of agent for service)
                              --------------------
                                   COPIES TO:
                            JAMES J. MARINO, ESQUIRE
                             DECHERT PRICE & RHOADS
                     997 LENOX DRIVE, BUILDING 3, SUITE 210
                         LAWRENCEVILLE, NEW JERSEY 08648
                              --------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE
 -------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED       PROPOSED MAXIMUM     AMOUNT OF
          TITLE OF EACH CLASS OF              AMOUNT TO BE    MAXIMUM OFFERING  AGGREGATE OFFERING   REGISTRATION
        SECURITIES TO BE REGISTERED            REGISTERED      PRICE PER SHARE         PRICE              FEE
 -------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.0001 per share  1,927,362 shares      $53.234375        $102,601,911           $27,090
 -------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of the Common Stock on April 6, 2000, as reported on the Nasdaq National Market.

                              --------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
================================================================================

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS                           Subject to Completion, dated April 10, 2000
--------------------------------------------------------------------------------
                               PHARMACOPEIA, INC.

                        1,927,362 Shares of Common Stock


We have prepared this prospectus to allow the selling stockholders we identify herein to sell up to 1,927,362 shares of our common stock. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

Our common stock is listed on the Nasdaq National Market under the symbol "PCOP." On April 6, 2000 the average of the high and low price of our common stock was $53.234375 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER CERTAIN "RISK FACTORS" IN DETERMINING WHETHER TO BUY ANY OF OUR COMMON STOCK. SEE PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is         , 2000.

                                     SUMMARY


OUR BUSINESS

         We design, develop, market and support science and technology-based products and services intended to improve and accelerate the processes of drug discovery and chemical development. Our Drug Discovery Services Segment provides drug discovery services to pharmaceutical and biotechnology companies based on proprietary combinatorial chemistry and high throughput screening technologies. Our Software Segment provides molecular modeling, simulation and information management software that facilitates the discovery and development of new drug and chemical products and processes in the pharmaceutical, biotechnology, chemical, petrochemical and materials industries.

         In 1999, we developed and began implementing a strategic plan that emphasizes the sale of products and services that enable pharmaceutical, biotechnology and broader chemical companies to discover drugs and develop chemicals more quickly and less expensively. This new strategic plan eliminates continued investment in the self-funded drug discovery projects that we had been working on since 1996. The intent of this new strategic plan is to generate sustainable near term and long term revenue and profit growth while still remaining eligible for certain milestones and royalties based on past, current, and expected future drug discovery services.

         We are a Delaware corporation with principal executive offices at CN 5350, Princeton, New Jersey 08543-5340. Our telephone number is (609) 452-3600. Our web site address is pcop.com.

                                  RISK FACTORS

RISKS RELATED TO OUR BUSINESS

         PHARMACEUTICAL AND BIOTECHNOLOGY COMPANIES MAY DISCONTINUE OR DECREASE THEIR PURCHASES OF OUR PRODUCTS OR THEIR USAGE OF OUR SERVICES.

         We depend on pharmaceutical and biotechnology companies that buy our products and use our services for a large portion of our revenues. Although pharmaceutical and biotechnology companies are generally growing, there is a trend among pharmaceutical and biotechnology companies to outsource drug research and development functions, and there is a trend among pharmaceutical and biotechnology companies to increase the usage of modeling, simulation and informatics software tools, these trends may not continue. If these trends do not continue, and if pharmaceutical companies and biotechnology discontinue or decrease their purchases of our products or their usage of our services, our revenues and earnings could be lower than we expect and our revenues and earnings may not grow at historical rates or at all.

         IT IS DIFFICULT AND COSTLY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, AND WE CANNOT ENSURE THEIR PROTECTION.

         Some of our most valuable assets include patents and trade secrets. Part of our business is developing technologies and chemical compositions that we patent and then license to other companies. However, some technologies and chemical compositions that we develop may already be patented by other companies. For this and other reasons, we may not be able to obtain patents for or otherwise protect each new technology or chemical composition that we develop. Even if we are able to obtain patents, the patents may not sufficiently protect our interest in the technology or chemical composition. Similarly, we may not be able to protect our trade secrets by keeping them confidential. To the extent we are unable to protect intellectual property, our investment in those technologies and chemical compositions will not yield the benefits that we expected.

         The degree of patent protection afforded to pharmaceutical inventions is uncertain and any patents that may issue with regard to our potential products and services will be subject to this uncertainty. There can be no assurance that competitors will not develop competitive products and services outside the protection that may be afforded by the claims of our patents. Others have filed patent applications relating to encoded combinatorial libraries prior to our patent applications. In February of 1997, the European Patent Office, or EPO, granted to Affymax Technologies N.V., Affymax, a subsidiary of Glaxo Wellcome Inc., certain patent claims which, if valid, would cover the synthesis of encoded small molecule libraries of the type we have developed. On November 12, 1997, we filed an Opposition to the Affymax patent claims and, on December 2, 1999, the EPO revoked the Affymax patent claims, although Affymax can appeal the decision. On January 13, 1998, Affymax received a U.S. patent that contains certain claims covering a method of preparing an encoded library of chemical compounds. Our scientific staff has reviewed these patent claims and believes that they do not cover our ECLiPS technology, which is the technology that allows us to generate large, diverse libraries of the small molecules pharmaceutical companies favor for development. If these claims are valid and enforceable and our ECLiPS technology infringes the claims, our ability to use our ECLiPS technology in the U.S. may be restricted unless we obtain appropriate licenses from Affymax, and we may be subject to a claim for monetary damages. There can be no assurance that any licenses from Affymax would be available to us or would be available upon terms reasonably acceptable to us.

         Some of our competitors have, or are affiliated with companies having, substantially greater resources than we, and those competitors may be able to sustain the costs of complex patent litigation to a greater degree and for longer periods of time than we. Uncertainties resulting from the initiation and continuation of any patent or related litigation could have a material adverse effect on our ability to compete in the marketplace pending resolution of the disputed matters. In addition, there can be no assurance that additional patents will issue to us or our licensors as a result of their pending applications or that, if issued, such patents will be sufficiently broad to afford protection against competitors with similar technology. Moreover, there can be no assurance that our customers or we will be able to obtain patent protection for lead compounds or pharmaceutical products based upon our technology. There can be no assurance that any patents issued to us or our collaborative partners, or for which we have license rights, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to us. Litigation, which could result in substantial costs to us, may be necessary to enforce our patent and license rights or to determine the scope and validity of others' proprietary rights. If our competitors prepare and file patent applications in the United States that claim technology also claimed by us, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office, the PTO, to determine the priority of invention, which could result in substantial costs to us, even if the outcome is favorable to us. An adverse outcome could subject us to significant liabilities to third parties and require us to license disputed rights from third parties or cease using the technology. A number of pharmaceutical and biotechnology companies, and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to our business. Some of these technologies, patent applications or patents may conflict with our technologies, patent applications or patents. These conflicts could also limit the scope of patents, if any, that we may be able to obtain, or result in the denial of our patent applications.

         Our Software Segment relies primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights. Our Software Segment also has two U.S. patents. Our Software Segment seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. There can be no assurance that our Software Segment's patents, trademarks or copyrights will offer any protection or that they will not be challenged, invalidated or circumvented. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to our Software Segment's technology. Despite our Software Segment's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of our Software Segment's products or to obtain and use information that our Software Segment regards as proprietary. In limited instances, our Software Segment has licensed source codes of certain products to customers or collaborators. For these reasons, policing unauthorized use of our Software Segment's products may be difficult. In addition, the laws of some foreign countries do not protect proprietary rights as fully as do U.S. laws. There can be no assurance that our Software Segment's means of protecting its proprietary rights in the U.S. or abroad will be adequate.

         There can be no assurance that third parties will not claim infringement by us of their intellectual property rights. From time to time we have received letters from third parties claiming or suggesting that our products may infringe their patents or other intellectual property rights. We have investigated these matters and believe that they are immaterial to our operations.

         There can be no assurance that our products do not infringe patent or other intellectual property rights of third parties, that we will not be required to seek licenses for or otherwise acquire rights to technology as a result of claims of infringement or that these third parties or other companies will not bring infringement suits against us. We expect in general that simulation software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segments grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In the event of a successful claim of product infringement against us, our failure or inability to license or design around the infringed technology could have a material adverse effect on our business, financial condition and results of operations.

         As is commonplace in the biotechnology industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. To the extent our employees are involved in research areas which are similar to those areas in which they were involved at their former employer, we may be subject to claims that such employees and/or we have inadvertently or otherwise used or disclosed the alleged trade secrets or other proprietary information of the former employers. Litigation may be necessary to defend against such claims, which could result in substantial costs and be a distraction to management, and which may have a material adverse effect on us, even if we are successful in defending such claims.

         WE MAY NOT BE ABLE TO LICENSE TECHNOLOGIES THAT WE NEED TO CONDUCT OUR BUSINESS.

         In addition to the technologies that we develop, we also rely on technologies developed by other organizations which we license. We may not be able to license technologies that we need in the future. Our inability to license the technologies that we need could result in increased costs and, therefore, reduced profits, or the inability to engage in certain activities which require those technologies.

         OUR FUTURE PROFITABILITY IS UNCERTAIN.

         For the years ended December 31, 1999 and 1998, we had net income of $3.8 million and a net loss of $10.2 million, respectively. As of December 31, 1999, we had an accumulated deficit of approximately $69 million. Our future revenue levels depend upon myriad factors, including many that are beyond our control. These factors include changes in the demand for our products and services, the introduction of competitive drug discovery services and software, changes in the research and development budgets of our customers and potential customers, and our ability to successfully and timely develop, introduce and market new products, services and product enhancements.

         OUR DRUG DISCOVERY APPROACH MAY NOT BE SUCCESSFUL.

         Our technological approach to combinatorial chemistry builds collections, or libraries, of 10,000 to 50,000 or more small molecule compounds by performing only 50 to 200 individual chemical reactions. We are able to synthesize a large number of widely diverse libraries of small molecules because our chemists can combine a nearly unlimited set of chemical building blocks using a wide variety of reactions. Our drug discovery approach faces the substantial risks of failure inherent in developing drugs based on new technologies.

         THERE MAY ONLY BE A LIMITED MARKET FOR OUR DRUG DISCOVERY SERVICES.

         A significant part of our drug discovery services segment strategy is to use combinatorial chemistry for the purpose of rapidly identifying, optimizing and obtaining proprietary rights to as many lead compounds and drug development candidates on behalf of our customers as possible. Our ability to achieve profitability in the near term in this segment depends on our ability to identify lead compounds and drug development candidates and to enter into additional collaborative and licensing agreements with third parties and to maintain the agreements we currently have in place. The pricing and nature of our drug discovery services are such that there may only be a limited number of companies that are potential customers for these services. Our ability to succeed is also dependent upon the acceptance by potential customers of combinatorial chemistry and analysis of compounds provided by us as an effective tool in new drug discovery.

         Historically, pharmaceutical and biotechnology companies have conducted lead compound identification and optimization within their own research departments, due to the highly proprietary nature of the activities being conducted, the central importance of these activities to their drug discovery and development efforts, and the desire to obtain maximum patent and other proprietary protection on the results of their internal programs. In order to achieve our business objectives, we must continue to convince these companies that our technology and expertise justify the outsourcing of these programs to us. Although we have entered into license and collaboration agreements with major pharmaceutical and biotechnology companies, there can be no assurance that we will be able to continue to attract customers on acceptable terms for our products and services or develop a sustainable profitable business.

         THE SUCCESS OF OUR DRUG DISCOVERY SERVICES OPERATIONS WILL DEPEND ON THE EXPANSION AND MANAGEMENT OF OUR CURRENT OPERATIONS.

         To be cost effective in our drug discovery services, we must enhance productivity through further automation of our processes and improvements to and integration of our technology generally, and through the migration of our high throughout screening services to higher density formats. There can be no assurance that we will be successful in improving and integrating our technology. In addition, we must successfully structure and manage multiple additional collaborative relationships, including maintaining confidentiality of the research being performed for multiple customers. There can be no assurance that we will be successful in adding technical personnel as needed to meet the staffing requirements of additional collaborative relationships.

         There can be no assurance that we will be successful in our engineering efforts to further automate our processes or in our initiatives to develop new materials or reactions for solid phase synthesis and therefore expand the potential range of compounds we can produce. In addition, there can be no assurance that conflicts will not arise between customers as to proprietary rights to particular compounds in our libraries or as to proprietary rights to biological targets such as receptors or enzymes against which we screen compounds in our libraries. Failure to achieve any of these goals or the occurrence of conflicts could have a material adverse effect on our business, financial condition or results of operations.

         WE FACE COMPETITION IN THE DEVELOPMENT AND MARKETING OF OUR PRODUCTS AND SERVICES.

         We compete directly with the in-house research departments of pharmaceutical companies and biotechnology companies, as well as combinatorial chemistry companies, software companies, contract research companies, and research and academic institutions. Many of our competitors have greater financial and other resources than we. As new companies enter the market and as more advanced technologies become available, we expect to face increased competition. In the future, any one of our competitors may develop technological advances that render the products or services that we provide obsolete. While we plan to develop technologies which will give us competitive advantages, our competitors plan to do the same. We may not be able to develop the technologies we need to successfully compete in the future, and our competitors may be able to develop those technologies before we do. Consequently, we may not be able to successfully compete in the future.

         The market for our software products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Our software competitors offer a variety of products and services to address this market, including modeling, simulation and informatics software. We believe that the principal competitive factors in this market are product quality, flexibility, ease-of-use, scientific validation and performance, functionality and features, open architecture, quality of support and service, reputation and price. Competition currently comes from the following principal sources: other molecular simulation software packages and software for analysis of chemical and biological data; desktop software applications, including chemical drawing, molecular modeling and analytical data simulation applications; consulting and outsourcing services; other types of simulation software provided to engineers; and firms supplying databases, such as chemical or genomic information databases, database management systems and information technology. In addition, certain of our software licenses grant the right to sublicense our software. As a result, our software customers and third-party licensees could develop specific simulation applications using our software developer's kit and compete with us by distributing these programs to our potential customers. Customers or licensees could also develop their own simulation technology or informatics software and cease using our products and services.

         Certain of our software competitors and potential competitors have longer operating histories than we and have greater financial, technical, marketing, research and development and other resources. Many of our software competitors offer products and services directed at more specific markets than those we target, enabling these competitors to focus a greater proportion of their efforts on such markets. Certain offerings that are competitive with our software products are developed and made available by governmental organizations and academic institutions, and these entities may be able to devote substantial resources to product development and also offer their products to users for little or no charge. There can be no assurance that our current or potential competitors will not develop products, services or technologies that are comparable to, superior to, or render obsolete, the products, services and technologies we offer. There can be no assurance that our competitors will not adapt more quickly than we to technological advances and customer demands, thereby increasing such competitors' market share relative to that of us. Any material decrease in demand for our technologies or services may have a material adverse effect on our business, financial condition and results of operations.

         OUR CURRENT AND POTENTIAL CUSTOMERS ARE PRIMARILY FROM, AND ARE SUBJECT TO RISKS FACED BY, THE PHARMACEUTICAL, CHEMICAL AND BIOTECHNOLOGY INDUSTRIES.

         We derive a substantial portion of our revenue from fees paid by pharmaceutical companies, chemical companies and larger biotechnology companies for our products and services. We expect that pharmaceutical companies, chemical companies and larger biotechnology companies will be our primary source of revenues for the foreseeable future. As a result, we are, and we expect to be, subject to risks and uncertainties that affect the pharmaceutical, chemical and biotechnology industries and to possible reduction and delays in research and development expenditures by companies in these industries. Our future revenues may also be adversely affected by mergers and consolidation in the pharmaceutical, chemical and biotechnology industries, which will reduce the number of our potential customers.

         THERE MAY ONLY BE A LIMITED MARKET FOR OUR SOFTWARE SEGMENT SERVICES.

         A significant part of our Software Segment strategy is to broaden the types of users of our molecular simulation products and services. We intend to expand the marketing of our software products beyond our traditional simulation specialist customers to the larger category of potential customers who are scientists and engineers, or experimentalists. We do not have any historical or comparative sales data to rely upon to indicate that our software products will achieve commercial success with experimentalists. Increased market acceptance of our software products will depend on a number of factors, including:

         * perceptions by experimentalists of the effectiveness and quality of our software products;
         * cost-effectiveness of our software products relative to other software products; and
         * the effectiveness of marketing and support efforts by us and our distributors.

         FAILURE TO ATTRACT AND RETAIN SKILLED PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

         Our future success will depend in part on the continued service of key scientific, software, sales, engineering and management personnel and our ability to identify, hire and retain additional personnel. There is intense competition for such qualified personnel, and immigration laws may further restrict our ability to attract or hire qualified personnel. There can be no assurance that we will be able to continue to attract and retain the personnel necessary for the development of our business. Failure to attract and retain key personnel could have a material adverse effect on our business, financial condition and results of operations.

         We are highly dependent on the principal members of our scientific and management staff, including Joseph A. Mollica, Ph.D., Chairman of the Board, President and Chief Executive Officer; Saiid Zarrabian, Chief Operating Officer; John J. Baldwin, Chief Science and Technology Officer; Stephen A. Spearman, Ph.D., Executive Vice President, Drug Discovery Operations; and Bruce C. Myers, Executive Vice President and Chief Financial Officer. One or more of these key employees could retire or otherwise leave our employ within the foreseeable future, and the loss of any of these people could have a material adverse effect on our business, financial condition and results of operations. We do not maintain key person life insurance on the life of any employee.

         SOME OF OUR PRODUCT DEVELOPMENT AND MARKETING ACTIVITIES ARE, OR WILL BE, CONDUCTED BY THIRD PARTIES. IF THESE THIRD PARTIES FAIL TO PERFORM THESE FUNCTIONS SATISFACTORILY, OUR REVENUES AND PROFITS COULD BE REDUCED OR DELAYED.

         Our drug discovery services will only result in commercialized pharmaceutical products generating milestone payments and royalties upon significant preclinical and clinical development, requisite regulatory approvals, the establishment of manufacturing capabilities and successful marketing. We do not currently intend to perform any of these activities. Therefore, we will be dependent upon the expertise and dedication of sufficient resources by third parties to develop and commercialize products based on library compounds produced and lead compounds discovered by us.

         If a collaborative partner fails to develop or commercialize a compound or product to which it has rights from us, we may not receive any future milestone payments or royalties associated with that compound or product. Our contractual arrangements with our customers do not obligate the customers to develop or commercialize lead compounds discovered by us. In addition, there can be no assurance that any such development or commercialization would be successful. The compound basis for drugs developed by a customer may be a derivative or optimized version of the lead compound that we provide to the customer. Although our existing collaborative agreements provide that we will receive milestone payments and royalties with respect to products developed from certain derivative compounds, there can be no assurance that disputes will not arise over the application of payment provisions to such products. There can be no assurance that current or future collaborative partners will not pursue alternative technologies, or develop alternative products either on their own or in collaboration with others, including our competitors, as a means for developing treatments for the diseases targeted by collaborative arrangements with us.

         WE AND OUR PRODUCTS ARE SUBJECT TO STRICT GOVERNMENT REGULATION.

         Regulation by governmental entities in the U.S. and other countries will be a significant factor in the production and marketing of any pharmaceutical products that our customers may develop. The nature and the extent to which government regulation may apply to our customers will vary depending on the nature of the pharmaceutical products, if any. Virtually all pharmaceutical products that our customers develop will require regulatory approval by governmental agencies prior to commercialization. In particular, human pharmaceutical therapeutic products are subject to rigorous preclinical and clinical testing and other approval procedures by the U.S. Food and Drug Administration, the FDA, and by foreign regulatory authorities. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such pharmaceutical products. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations are time consuming and require the expenditure of substantial resources. If we fail or our collaborators or licensees fail to obtain, or encounter delays in obtaining or maintaining, regulatory approvals it could adversely affect the marketing of any products we develop, our ability to receive product or royalty revenues and our liquidity and capital resources.

         Generally, in order to gain FDA approval, a company first must conduct preclinical studies in the laboratory and in animal models to gain preliminary information on a compound's efficacy and to identify any safety problems. The results of these studies are submitted to the FDA as a part of an Investigational New Drug application, or IND, which must be approved before clinical trials in humans can begin. Typically, clinical evaluation involves a time consuming and costly three-phase process.

Phase I Clinical trials are conducted with a small number of subjects to determine the early safety profile, the pattern of drug distribution and metabolism.

Phase II Clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety.

Phase III             Large-scale, multi-center, comparative trials are
                      conducted with patients afflicted with a target disease in order to provide enough data to demonstrate with substantial evidence the efficacy and safety required by the FDA.

         The FDA closely monitors the progress of each of the three phases of clinical trials and may, at its discretion, re-evaluate, alter, suspend or terminate the testing based upon the data accumulated to that point and its assessment of the risk/benefit ratio to the patient.

         The results of preclinical testing and clinical trials are submitted to the FDA in the form of a New Drug Application, or NDA, for approval to commence commercial sales. In responding to an NDA, the FDA may grant marketing approval, request additional information or deny the application if the FDA determines that the application does not satisfy its regulatory approval criteria. There can be no assurance that approvals will be granted on a timely basis or at all. If approved, there can be no assurance that the approval will include acceptable labeling to adequately commercialize the product. Similar regulatory procedures must also be complied with in countries outside the United States.

         The results of preclinical testing and early clinical trials may not be predictive of results obtained in later clinical trials. As a result, there can be no assurance that clinical trials our collaborators conduct will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products or marketable indications. In addition, late stage clinical trials are often conducted with patients having the most advanced stages of disease. During the course of treatment, these patients can die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested but which can nevertheless adversely affect clinical trial results. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. If our drug candidates are not shown to be safe and effective in clinical trials, the resulting delays in developing other compounds and conducting related preclinical testing and clinical trials, as well as the potential need for additional financing, would have a material adverse effect on our business, financial condition and results of operations.

         The rate of completion of clinical trials our collaborators conduct may be delayed by many factors, including slower than expected patient recruitment or unforeseen safety issues. Any delays in, or termination of, the clinical trials for our products would have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that our collaborators will be permitted by regulatory authorities to undertake clinical trials for our products or, if such trials are conducted, that any of our product candidates will prove to be safe and efficacious or will receive regulatory approvals.

         IF WE FAIL TO OBTAIN THE CAPITAL NECESSARY TO FUND OUR OPERATIONS, WE WILL BE UNABLE SUCCESSFULLY TO DEVELOP PRODUCTS.

         Our research programs under collaborative agreements with third parties will expire over the next one to three years unless they are renewed or extended. There can be no assurance that these research programs will be renewed or extended, that any such renewals or extensions will be on terms and conditions similar to those currently in place, or that we will enter into similar collaborative agreements with third parties. If these research programs are not renewed or extended and we do not enter into similar collaborative agreements with third parties, we may need to seek additional capital. We may also need to seek additional capital if we invest in new technologies, attempt to develop and bring our own drugs to market, or engage in mergers or similar extraordinary transactions.

         If we determine that we must raise additional capital, such capital could be raised through public or private financings involving debt or equity. There can be no assurance that additional capital could be raised on favorable terms, or at all. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds through entering into arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates, products or potential markets that we would not otherwise relinquish.

         GOVERNMENTAL ACTIONS THAT SEEK TO REDUCE OR CONTAIN THE COST OF HEALTH CARE MAY HAVE AN ADVERSE EFFECT ON OUR COLLABORATORS, AND, AS A RESULT, MAY HAVE AN ADVERSE EFFECT ON US.

         We expect that a majority of our revenues in the foreseeable future will be derived from products and services provided to the pharmaceutical and biotechnology industries. Accordingly, our success in the foreseeable future is directly dependent upon the success of the companies within those industries and their continued demand for our products and services. The levels of revenues and profitability of pharmaceutical and biotechnology companies may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of health care through various means and the initiatives of third party payors with respect to the availability of reimbursement. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to governmental control. In the U.S., there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar governmental control. It is uncertain what legislative proposals may be adopted or what actions federal, state or private payors for health care goods and services may take in response to any health care reform proposals or legislation. To the extent that such proposals or reforms have an adverse effect on the business, financial condition and profitability of pharmaceutical and biotechnology companies that are actual or prospective collaborators for our products, our business, financial condition and results of operations could be adversely affected.

         IF WE USE BIOLOGICAL AND HAZARDOUS MATERIALS IN A MANNER THAT CAUSES INJURY OR VIOLATES LAWS, WE MAY BE LIABLE FOR DAMAGES.

         Our drug discovery services research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.

         IF PRODUCT LIABILITY LAWSUITS ARE SUCCESSFULLY BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL LIABILITIES AND MAY BE REQUIRED TO LIMIT COMMERCIALIZATION OF OUR PRODUCTS.

         The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. We do not currently carry clinical trial insurance and have only limited product liability insurance. Our corporate collaborators or we may not be able to obtain insurance at a reasonable cost, if at all. While under various circumstances we are entitled to be indemnified against losses by our corporate collaborators, indemnification may not be available or adequate should any claim arise.

RISKS RELATED TO THIS OFFERING

         ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER DELAWARE LAW MAY MAKE AN ACQUISITION OF US, WHICH MAY BE BENEFICIAL TO OUR STOCKHOLDERS, MORE DIFFICULT.

         Our Restated Certificate of Incorporation, the Certificate, authorizes our Board of Directors to issue, without stockholder approval, 2,000,000 shares of preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock or of rights to purchase preferred stock could discourage an unsolicited acquisition proposal. In addition, the possible issuance of preferred stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of our common stock or limit the price that investors might pay in the future for our common stock.

         The Certificate also provides for staggered terms for the members of our Board of Directors. A staggered Board of Directors and certain provisions of our by-laws and of Delaware law applicable to us could delay or make more difficult a merger, tender offer or proxy contest involving us. In addition, our stock option plans generally provide for the acceleration of vesting of options granted under such plans in the event of certain transactions which result in a change of control of us.

         Until November 2000, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a third party from acquiring us.

         THE PRICE OF OUR COMMON STOCK IS VOLATILE.

         The market prices for securities of biotechnology and pharmaceutical companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The following factors may have an adverse effect on our stock price:

           *     fluctuations in operating results;
           * announcements of technological innovations or new therapeutic products by us or others;
           *     clinical trial results;
           *     developments concerning strategic alliance agreements;
           *     government regulation;
           *     developments in patent or other proprietary rights;
           *     public concern as to the safety of our drugs;
           * future sales of substantial amounts of our Common Stock by existing stockholders; and
           *     comments by securities analysts and general market conditions.

         The realization of any of the risks described in these "Risk Factors" could cause our stock price to fall dramatically.


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

         Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

         The selling stockholders are the holders of 2,278,952 shares of our common stock. The following table provides certain information with respect to shares of common stock held and to be offered under this prospectus from time to time by each selling stockholder. Because the selling stockholders may sell all or part of their common stock pursuant to this prospectus, and this offering is not being underwritten on a firm commitment basis, only an estimate can be given as to the number and percentage of shares of common stock that will be held by each selling stockholder upon termination of this offering.

         We have agreed to pay for all costs and expenses related to the offer, sale and delivery of the shares of common stock to be offered under this prospectus, including all expenses and fees of preparing, filing and printing this prospectus and the registration statement of which it is a part and related exhibits, amendments and supplements and related mailing expenses. We will not pay selling commissions and expenses associated with the sale of any shares of common stock offered under this prospectus. We have agreed to indemnify certain of the selling stockholders against claims made against them arising out of, among other things, statements made in this registration statement. We have agreed to cause this registration statement to remain effective until the earliest of: (i) March 13, 2002, (ii) the date on which the first twelve selling stockholders listed in the following table can sell the shares registered under this registration statement without restriction by the volume limitations of Rule 144(e) of the Securities Act, or (iii) the date on which the shares owned by the first twelve selling stockholders listed in the following table have been sold by the selling stockholders.

         Except as disclosed in this paragraph, we are not aware of any material relationship between any of the selling stockholders and us in the past three years other than as a result of the ownership of the shares of our common stock. In 1993, we entered into an exclusive license agreement with The Trustees of Columbia University, or Columbia, and Cold Spring Harbor Laboratory, or Cold Spring, covering technology related to tagged combinatorial chemical libraries and methods of preparing and utilizing those libraries. The licensed technology includes patents and patent applications filed by Columbia and Cold Spring covering the use of encoding tag sets to implement the drug discovery process using combinatorial chemistry libraries. We are obligated to pay a minimum annual license fee of $100,000. The term of the agreement is the later of (i) 20 years or (ii) the expiration of the last patent relating to the technology, at which time we will have a fully paid license to the technology. We are also obligated to pay royalties to Columbia and Cold Spring based on net sales of pharmaceutical products developed by us as well as a percentage of all other payments and royalties received by us from customers where we have utilized the technology licensed from Columbia and Cold Spring. Since 1992, Glen A. Hopkinson has been the Managing Director of Synopsis Scientific Systems Ltd., a company we acquired on February 29, 2000. Mr. Hopkinson is now our Vice President of Cheminformatics.

 ----------------------------------------------------------------------------------------------------------------
                                                                                                    NUMBER OF
                                                          NUMBER OF SHARES    NUMBER OF SHARES    SHARES OWNED
                         NAME OF                         OWNED PRIOR TO THE      SOLD IN THE        AFTER THE
                   SELLING STOCKHOLDER                        OFFERING            OFFERING          OFFERING
 ----------------------------------------------------------------------------------------------------------------
 BlackRock Funds, Small Cap Growth Equity Portfolio             400,000            400,000                0

 T. Rowe Price New Horizons Fund, Inc.                           80,000             80,000                0

 T. Rowe Price Health Sciences Fund, Inc.                        53,333             53,333                0

 Green Line Mutual Funds - Green Line Health Sciences
 Fund                                                            26,667             26,667                0

 Invesco VIF Health Sciences Fund                                 8,000              8,000                0

 Invesco Global Health Sciences Fund                            120,000            120,000                0

 Invesco Health Sciences Fund                                   272,000            272,000                0

 Delaware Group Premium Fund, on behalf of its Trend
 Series                                                         191,900            120,300           71,600

 Delaware Group Equity Funds III, on behalf of its
 Delaware Trend Fund                                            339,100            218,100          121,000

 Delaware Management Company, sub-investment adviser on
 behalf of PACE Small/Medium Company Growth Equity
 Investments                                                    134,900             59,500           75,400

 Delaware Pooled Trust, on behalf of its The Small-Cap
 Growth Equity Portfolio                                          4,400              2,100            2,300

 Biotech Invest S.A.                                            500,000            500,000                0

 Cold Spring Harbor Laboratory                                   60,000             24,110           35,890

 The Trustees of Columbia University                             69,510             24,110           45,400

 Glen Anthony Hopkinson                                          12,454             12,454                0

 KB (CI) Nominees Ltd.                                            6,688              6,688                0
 ----------------------------------------------------------------------------------------------------------------

                              PLAN OF DISTRIBUTION

         The selling stockholders may sell the shares of common stock from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholders may make these sales on the Nasdaq National Market or otherwise, at prices and terms that are then-prevailing or at prices related to the then-current market price, or in privately negotiated transactions. The selling stockholders may use one or more of the following methods to sell the shares of common stock:

                  * a block trade in which a selling stockholder's broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

                  * a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;

                  * an exchange distribution in accordance with the rules of the applicable exchange; and

                  * ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act. Because selling stockholders may be deemed "underwriters" within the meaning of section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities in connection with their offering of the shares, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by Dechert Price & Rhoads, Lawrenceville, New Jersey. James
J. Marino, one of our directors, is a partner in Dechert Price & Rhoads. Mr. Marino received an option to purchase 10,000 shares of our common stock pursuant to our 1995 Directors Option Plan.

                                     EXPERTS

         Our financial statements appearing in our Annual Report on Form 10-K/A for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of our subsidiary, Molecular Simulations Inc., for the year ended December 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto that is included in our Annual Report on Form 10-K/A and incorporated herein by reference. Such reports included herein in reliance upon the authority of said firm as experts in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we have filed at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can obtain copies of our SEC filings at prescribed rates from the SEC Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available to you free of charge at the SEC's web site at http: //www.sec.gov.

         Shares of our common stock are traded as "National Market Securities" on the Nasdaq National Market. Documents we have filed can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus is a part of a Registration Statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") filed by us with the SEC under the Securities Act of 1993, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of our common stock offered hereby, please refer to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above. Statements in this Prospectus about any document filed as an exhibit are not necessarily complete and, in each instance, you should refer to the copy of such document filed with the SEC. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" the information filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we have filed later with the SEC will automatically update and supersede previously filed information, including information contained in this Prospectus.

         We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed:

                  (1) Annual Report on Form 10-K for the fiscal year ended
                      December 31, 1999;

                  (2) Annual Report on Form 10-K/A-1 for the fiscal year ended
                      December 31, 1999;

                  (3) The description of our Common Stock contained in the
                      Registration Statement on Form S-1, (Registration No. 33-93460), as amended, which was declared effective by the SEC on December 5, 1995; and

                  (4) Report on Form 8-K, filed on March 9, 2000.

         You may request a free copy of these documents by writing to Investor Relations, Pharmacopeia, Inc., CN 5350, Princeton, New Jersey 08543-5340, or by calling our Investor Relations department at (609) 452-3600.

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR A PROSPECTUS SUPPLEMENT OR AMENDMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. ALSO, THIS PROSPECTUS DOES NOT OFFER TO SELL ANY SECURITIES OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR A PROSPECTUS SUPPLEMENT OR AMENDMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.


                                TABLE OF CONTENTS

Prospectus Summary..................................     1
Risk Factors........................................     2
Disclosure Regarding Forward-Looking
   Statements.......................................     9
Use of Proceeds.....................................    10
Selling Stockholders................................    11
Plan of Distribution................................    13
Legal Matters.......................................    13
Experts.............................................    14
Where You Can Find More Information.................    14
Information Incorporated by Reference...............    14


THROUGH AND INCLUDING _____________, 2000 (THE 25TH DAY AFTER COMMENCEMENT OF THIS OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PROSPECTUS                                                          , 2000




                               1,927,362 SHARES




                              PHARMACOPEIA, INC.




                                 COMMON STOCK

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Company and Selling Stockholders will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee and the Nasdaq National Market listing fee.

         SEC registration fee................................................  $ 27,090
         Nasdaq National Market listing fee..................................  $ 17,500
         Legal fees and expenses.............................................  $ 20,000
         Accounting fees and expenses........................................  $ 10,000
         Miscellaneous expenses..............................................  $ 25,410
                  Total......................................................  $100,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         The Registrant's Certificate of Incorporation provides that no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for authorizing the payment of an unlawful dividend or repurchase of stock or (iv) for any transaction in which the director derived an improper personal benefit.

         The Registrant's by-laws provide that the Registrant must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director or officer of the Registrant, or that such director or officer is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively "Agent"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Registrant, which approval may not be unreasonably withheld) actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the

         Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         The Registrant's by-laws provide further that the Registrant must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he or she is or was an Agent against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, provided that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

         As permitted under its by-laws, the Registrant has purchased and maintains a directors' and officers' liability insurance policy to insure its officers and directors against certain liabilities.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

    EXHIBIT NO.    DESCRIPTION
      4.1          Form of Stock Purchase Agreement, dated as of
                   March 13, 2000, among Pharmacopeia, Inc. and
                   the investors set forth therein.*

      4.2          Stockholders Rights Agreement, dated February
                   15, 1995.(1)

      4.3 Warrant to purchase Common Stock issued to Columbia University.(2)

      4.4 Warrant to purchase Common Stock issued to Cold Spring Harbor Laboratory.(3)

      4.5          Share Acquisition Agreement, dated as of
                   February 29, 2000, by and between
                   Pharmacopeia, Inc. and the Persons named therein.(4)

      5.1          Opinion of Dechert Price & Rhoads.*

      23.1         Consent of Ernst & Young LLP.*

      23.2         Consent of Arthur Andersen LLP.*

      23.3         Consent of Dechert Price & Rhoads (included in
                   Exhibit 5.1)*

      24.1 Powers of Attorney (included on signature page).*

--------------

    *        Filed herewith
    (1) Incorporated by reference to Exhibit 4.3 filed with the Registrant's Registration Statement on Form S-1 (No. 33-93460).
    (2) Incorporated by reference to Exhibit 10.23 filed with the Registrant's Registration Statement on Form S-1 (No. 33-93460).
    (3) Incorporated by reference to Exhibit 10.24 filed with the Registrant's Registration Statement on Form S-1 (No. 33-93460).
    (4)      Incorporated by reference to Exhibit 2.1 filed with the
                  Registrant's Report on Form 8-K filed on March 9, 2000.

ITEM 17.  UNDERTAKINGS.

         A.      The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                     (iii) to include any material information with respect to
                           the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 provided, however, that paragraphs A(l) (i) and A(l) (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

         B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.      Undertaking in Respect of Indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, New Jersey, on this 10th day of April, 2000

                                 PHARMACOPEIA, INC.


                                 By:/s/ Joseph A. Mollica
                                    ----------------------------------------
                                    Joseph A. Mollica, Ph.D.
                                    Chairman of the Board, President and Chief
                                       Operating Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph A. Mollica, Ph.D. and Bruce C. Myers, jointly and severally, as his or her attorney-in-fact, each with full power of substitution, for him or her, in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                                      TITLE                                    DATE
/s/ Joseph A Mollica                           Chairman of the Board, President and
--------------------------------               Chief Executive Officer
Joseph A. Mollica, Ph.D.                           (Principal Executive Officer)        April 10, 2000

/s/ Bruce C. Myers                             Executive Vice President and Chief       April 10, 2000
--------------------------------               Financial Officer (Principal
Bruce C. Myers                                     Financial and Accounting Officer)

/s/ Frank Baldino, Jr.
--------------------------------
Frank Baldino, Jr., Ph.D.                      Director                                 April 10, 2000

/s/ Paul A. Bartlett
--------------------------------
Paul A. Bartlett, Ph.D.                        Director                                 April 10, 2000


--------------------------------
C. Peter W. Booth                              Director                                 April 10, 2000

/s/ Gary E. Costley
--------------------------------
Gary E. Costley, Ph.D.                         Director                                 April 10, 2000

/s/ James J. Marino
--------------------------------
James J. Marino                                Director                                 April 10, 2000


                                     II-4


/s/ Edith W. Martin
--------------------------------
Edith W. Martin, Ph.D.                         Director                                 April 10, 2000

/s/ Charles A. Sanders
--------------------------------
Charles A. Sanders, M.D.                       Director                                 April 10, 2000

                                  EXHIBIT INDEX


EXHIBIT NO.               DESCRIPTION
4.1                       Form of Stock Purchase Agreement, dated as of March 13,
                          2000, among Pharmacopeia, Inc. and the investors set forth therein.*
4.2                       Stockholders Rights Agreement, dated February 15, 1995.(1)
4.3                       Warrant to purchase Common Stock issued to Columbia University.(2)
4.4                       Warrant to purchase Common Stock issued to Cold Spring Harbor Laboratory.(3)
4.5                       Share Acquisition Agreement, dated as of February 29, 2000, by and between
                          Pharmacopeia, Inc. and the Persons named therein.(4)
5.1                       Opinion of Dechert Price & Rhoads.*
23.1                      Consent of Ernst & Young LLP.*
23.2                      Consent of Arthur Andersen LLP.*
23.3                      Consent of Dechert Price & Rhoads (included in Exhibit 5.1).*
24.1                      Powers of Attorney (included on signature page).*

---------------
*        Filed herewith.
(1) Incorporated by reference to Exhibit 4.3 filed with the Registrant's Registration Statement on Form S-1 (No. 33-93460).
(2) Incorporated by reference to Exhibit 10.23 filed with the Registrant's Registration Statement on Form S-1 (No. 33-93460).
(3) Incorporated by reference Exhibit 10.24 filed with the Registrant's Registration Statement on Form S-1 (No. 33-93460).
(4) Incorporated by reference to Exhibit 2.1 filed with the Registrant's Report on Form 8-K filed on March 9, 2000.